Exhibit 99.1

Contact:	Ron Parham
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS FIRST QUARTER 2008 RESULTS
Highlights:
•	First quarter 2008 consolidated net sales increased 3 percent to $297.4 million, compared to first quarter 2007 net sales of $289.6 million.

•	First quarter 2008 net income was $19.9 million, or $0.56 per diluted share, compared to net income of $26.1 million, or $0.71 per diluted share, for the first quarter of 2007.

•	Fiscal 2008 net sales are estimated to increase approximately 2 percent, and diluted earnings per share are expected to approximate $3.15 — $3.20 for the full year.

•	Global fall 2008 order backlog was $714.4 million at March 31, 2008, a 4 percent decrease compared to March 31, 2007.

•	The board of directors declared a quarterly dividend of $0.16 per share, payable on May 29, 2008 to shareholders of record on May 15, 2008.
PORTLAND, Ore. — April 24, 2008 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $297.4 million for the quarter ended March 31, 2008, an increase of 3 percent compared to net sales of $289.6 million for the same period of 2007.
First quarter net income totaled $19.9 million, or $0.56 per diluted share, compared with net income of $26.1 million, or $0.71 per diluted share, for the same period of 2007.
The 3 percent increase in first quarter 2008 net sales consisted of 20 percent growth in the Latin America & Asia Pacific region (LAAP) to $49.0 million, and 4 percent net sales growth in Canada to $26.9 million, partially offset by a 3 percent net sales decline in the Europe, Middle-East & Africa region (EMEA) to $65.7 million. First quarter 2008 U.S. net sales of $155.8 million were essentially equal to net sales in the first quarter of 2007. (See “Geographical Net Sales” table below.) Changes in foreign currency exchange rates compared with the first quarter of 2007 contributed 5 percentage points of consolidated net sales growth, 4 percentage points of LAAP net sales growth, 15 percentage points of benefit to the Canada net sales comparison, and 10 percentage points to the EMEA net sales comparison.
Compared with the first quarter of 2007, first quarter 2008 outerwear net sales increased 16 percent to $69.6 million and accessories and equipment net sales increased 12 percent to $15.4 million. These increases were partially offset by a decrease of 1 percent in sportswear net sales to $161.1 million and a decrease in footwear net sales of 3 percent to $51.3 million. (See “Categorical Net Sales” table below.)
Compared with the first quarter of 2007, first quarter 2008 Columbia brand net sales increased 2 percent to $267.2 million, Mountain Hardwear brand net sales increased 23 percent to $21.8 million, and Sorel brand net sales increased 6 percent to $3.7 million. These increases were partially offset by a 20 percent decline in Montrail brand net sales to $3.9 million. Net sales of Pacific Trail brand products were insignificant during the first quarter of both years. (See “Brand Net Sales” table below.)
The company ended the quarter with $278.1 million in cash and short-term investments, compared with $273.5 million at December 31, 2007. Inventories declined $27.8 million sequentially, or 10 percent, to $238.1 million. Compared with March 31, 2007, inventory increased 14 percent, primarily to support the company’s planned 2008 retail store openings and expanded replenishment program.
Tim Boyle, Columbia’s president and chief executive officer, commented, “We are pleased with our first quarter results, the strength of our brands and the continued strength of our balance sheet. Initial anecdotal evidence from several of our top U.S. retail partners suggests that our launch of Omni-Shade™ apparel and Techlite™ footwear during the quarter is off to a strong start, despite cooler than normal spring weather in many key markets. As seasonal demand improves for warm-weather products, we expect to benefit from our cohesive marketing efforts around Omni-Shade and Techlite.”
Share Repurchase Program
During the first quarter, the company repurchased approximately 968,000 shares of common stock at an aggregate purchase price of $40.3 million. Through March 31, 2008, the company has repurchased a total of approximately 7.6 million shares at an aggregate purchase price of $356.3 million since the inception of the current $400 million stock repurchase program in 2004.
Dividend
The board of directors approved a dividend of $0.16 per share, payable on May 29, 2008 to shareholders of record on May 15, 2008.
2008 Guidance
The company expects 2008 net sales growth of approximately 2 percent compared with 2007, based primarily on its global backlog as of March 31, 2008, its expanding U.S. retail operations, and the estimated affect of changes in foreign currency exchange rates compared with 2007.
The company reported that as of March 31, 2008, combined 2008 order backlog for the spring and fall seasons totaled $849.8 million, a decrease of approximately 4 percent compared with combined 2007 spring and fall order backlog of $888.7 million at March 31, 2007. Changes in currency exchange rates contributed approximately 4 percentage points of benefit to the combined order backlog comparison.
The company’s fall 2008 order backlog at March 31, 2008 totaled $714.4 million, approximately 4 percent lower than at March 31, 2007. U.S. backlog was down high-single digits and EMEA backlog was down mid-single digits, partially offset by double digit increases in the smaller Canada and LAAP regions. Global fall 2008 apparel backlog experienced a mid-single digit decline, partially offset by a mid-single digit increase in the smaller footwear backlog. Changes in currency exchange rates contributed approximately 4 percentage points of benefit to the fall 2008 backlog comparison.
Mr. Boyle commented, “We believe our lower global backlog reflects, in part, the challenging U.S. retail environment that has motivated many of our key retail partners to be conservative in projecting consumer demand for the second half of the year. In addition, backlog in our Europe-

direct countries reflects disappointing sell-through of our regional fall 2007 assortment, as we discussed in prior quarters, partially offset by the benefit of a weaker U.S. dollar against the Euro. Our new European sales, marketing and operations teams are making steady progress reorienting our product assortment and implementing the regional elements of our global go-to-market strategy for the spring 2009 season. We believe these steps will lay a foundation for renewed revenue growth in our Europe-direct business.”
The company expects full year 2008 consolidated gross margins to increase approximately 50 basis points from 2007 levels, primarily as a result of favorable foreign currency hedged rates, increased contribution from the company’s retail operations, and increases in some average selling prices internationally.
The company’s previously stated plans to invest in incremental marketing activities during 2008 in support of key seasonal brand and product initiatives, together with initial investments and incremental operating costs of the company’s new retail stores, are expected to increase full year 2008 operating expenses as a percentage of consolidated net sales by approximately 350 basis points compared with 2007 levels.
Based on the above projections, the company expects full year 2008 operating margins of approximately 11.7 percent and diluted earnings per share of approximately $3.15 — $3.20.
The company expects net sales in the second quarter of 2008 to increase approximately 6 percent and expects second quarter diluted earnings per share of approximately $0.03 compared to $0.27 in last year’s second quarter. The second quarter is the company’s lowest volume quarter of the year, which amplifies the effect on net income of changes in the timing of shipments and the company’s planned incremental marketing, advertising and retail expansion investments.
Mr. Boyle continued, “While our primary focus is on our wholesale business and serving our wholesale customers, we remain on pace to expand our U.S. retail footprint during 2008, including opening several new first-line branded stores in key U.S. metropolitan markets. We believe these and future branded stores will allow us to create stronger emotional connections with consumers by presenting the breadth and depth of our brands and seasonal initiatives in inspiring retail environments, increasing demand for our products and ultimately benefiting our wholesale partners in those markets. In addition, we expect our expanding network of outlet stores in top-tier outlet centers to improve inventory management and be accretive to earnings.”
“We remain firmly committed to offering consumers innovative outdoor products and focusing our increased marketing and advertising investments around well-defined brand and seasonal initiatives. We believe these investments, together with the evolving execution of our global go-to-market strategy, will have an increasingly positive impact on consumer demand and sell-through in future seasons, particularly when the current macroeconomic uncertainties begin to ease,” Boyle concluded.
Conference Call
The Company will host a conference call to elaborate on first quarter 2008 results on Thursday, April 24, 2008 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430), conference ID # 41508541. The call will also be webcast live on the investor relations section of the company’s website at www.columbia.com, where it will remain available until May 15, 2008.

About Columbia Sportswear
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding anticipated revenues, gross margins, operating margins, cash flows, earnings, and strategic initiatives for the second quarter and full year 2008 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property.  Although forward-looking statements help provide complete information about the company, please keep in mind that forward-looking statements are inherently less reliable than historical information.  We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2008	2007
Current Assets:
Cash and cash equivalents	$276,245	$79,266
Short-term investments	1,813	189,360
Accounts receivable, net	246,165	234,278
Inventories, net	238,086	209,712
Deferred income taxes	31,246	26,761
Prepaid expenses and other current assets	21,333	12,631

Total current assets	814,888	752,008

Property, plant and equipment, net	222,207	199,827
Intangibles and other non-current assets	70,562	69,609

Total assets	$1,107,657	$1,021,444

Current Liabilities:
Accounts payable	$53,159	$55,950
Accrued liabilities	60,904	60,097
Income taxes payable	5,422	8,164
Other current liabilities	163	142

Total current liabilities	119,648	124,353

Other long-term liabilities	25,182	21,483
Deferred income taxes	5,976	7,964
Shareholders’ equity	956,851	867,644

Total liabilities and shareholders’ equity	$1,107,657	$1,021,444

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$297,363	$289,640
Cost of sales	166,808	162,942

Gross profit	130,555	126,698
	43.9%	43.7%

Selling, general, and administrative expense	103,912	90,361
Net licensing income	(843)	(996)

Income from operations	27,486	37,333

Interest (income) expense, net	(2,262)	(2,192)

Income before income tax	29,748	39,525

Income tax expense	9,817	13,439

Net income	$19,931	$26,086

Net income per share:
Basic	$0.56	$0.72
Diluted	0.56	0.71
Weighted average shares outstanding:
Basic	35,359	36,181
Diluted	35,513	36,555

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$19,931	$26,086
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,867	6,331
Deferred income tax provision	(3,313)	172
Stock-based compensation	2,000	1,749
Other	58	1,168
Changes in operating assets and liabilities:
Accounts receivable	58,027	52,512
Inventories	30,877	3,086
Prepaid expenses and other current assets	(6,460)	123
Accounts payable and accrued liabilities	(48,625)	(38,197)
Other	2,008	(1,619)

Net cash provided by operating activities	62,370	51,411

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	80,010	(34,190)
Capital expenditures	(14,172)	(6,001)
Other	3,192	196

Net cash provided by (used in) investing activities	69,030	(39,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(40,260)	(125)
Cash dividends paid	(5,605)	(5,075)
Net proceeds from (repayments on) notes payable and long-term debt	19	(3,632)
Proceeds from issuance of common stock	64	10,483
Other	8	1,200

Net cash provided by (used in) financing activities	(45,774)	2,851

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,331)	119

NET INCREASE IN CASH AND CASH EQUIVALENTS	84,295	14,386
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	191,950	64,880

CASH AND CASH EQUIVALENTS, END OF PERIOD	$276,245	$79,266

COLUMBIA SPORTSWEAR COMPANY
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended March 31,
	2008	2007	% Change
Geographical Net Sales to Unrelated Entities:
United States	$155.8	$155.5	—
Europe, Middle East, & Africa	65.7	67.6	(3)%
Latin America & Asia Pacific	49.0	40.7	20%
Canada	26.9	25.8	4%

Total	$297.4	$289.6	3%

Categorical Net Sales to Unrelated Entities:
Outerwear	$69.6	$59.8	16%
Sportswear	161.1	163.1	(1)%
Footwear	51.3	52.9	(3)%
Accessories & Equipment	15.4	13.8	12%

Total	$297.4	$289.6	3%

Brand Net Sales to Unrelated Entities:
Columbia	$267.2	$262.9	2%
Mountain Hardwear	21.8	17.7	23%
Sorel	3.7	3.5	6%
Montrail	3.9	4.9	(20)%
Pacific Trail	0.8	0.6	33%

Total	$297.4	$289.6	3%

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